UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under §240.14a-12

CASTLE BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Castle Biosciences, Inc.
505 S. Friendswood Drive, Suite 401
Friendswood, Texas 77546

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021

This proxy statement supplement, dated May 13, 2021 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Castle Biosciences, Inc. (the “Company”), dated April 27, 2021 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 10, 2021 (the “Annual Meeting”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Tiffany Olson as a Director

On May 8, 2021, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”), the Board appointed Tiffany Olson to serve as a Class I Director until the Company’s 2023 annual meeting of stockholders. The Board also appointed Ms. Olson to serve on the Audit Committee of the Board.

Based upon information requested from and provided by Ms. Olson concerning her background, employment and affiliations, including family relationships, the Board determined that Ms. Olson is an “independent director” as defined under current rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq.

Ms. Olson (age 61) has served as a member of our board of directors since May 2021. Since 2013, Ms. Olson has served as President of Nuclear & Precision Health Solutions at Cardinal Health, Inc. From 2011 to 2013, Ms. Olson served as President of NaviMed Capital, a private investment firm focused exclusively on the healthcare industry. From 2009 to 2011, Ms. Olson served as the Head of Diagnostics at Eli Lilly and Company. From 2005 to 2008, Ms. Olson served as the Chief Executive Officer and President of Roche Diagnostics Corporation, where from 1997 to 2005 she held various roles of increasing responsibility. Ms. Olson currently serves as a member of the board of directors of the Council on Radionuclides and Radiopharmaceuticals, Inc., a trade association for the radionuclide and radiopharmaceutical industry in North America. Ms. Olson holds a bachelor’s degree in business from the University of Minnesota and a master’s degree from the University of St. Thomas in Minnesota.

The Nominating and Corporate Governance Committee and the Board believe Ms. Olson’s leadership and experience in various publicly traded diagnostics companies qualify her to serve on the Board.

Ms. Olson will receive compensation for her services as a director in accordance with the Company’s Non-Employee Director Compensation Policy (“Compensation Policy”), as currently in effect. Pursuant to the Compensation Policy, on May 10, 2021, Ms. Olson was granted a stock option to purchase 5,936 shares of the Company’s common stock and restricted stock units covering 1,460 shares of common stock. One-third of the shares subject to the stock option vest on May 10, 2022 and the remaining shares shall vest in equal monthly installments over the next two years. The shares subject to the restricted stock units shall vest in a series of three successive equal annual installments over the three-year period measured from the date of the grant. Pursuant to the Compensation Policy, Ms. Olson will not receive an annual equity grant until the 2022 annual meeting of stockholders. Ms. Olson will enter into the Company’s standard form of indemnification agreement for its directors and executive officers.

A description of the Compensation Policy in effect as of April 27, 2021 is included in the Proxy Statement. On May 7, 2021, the Board amended the Compensation Policy to provide that any non-employee director who was not appointed to the Board prior to the Board’s first meeting held in the Company’s first fiscal quarter shall not receive an annual equity grant for that year. Except for the foregoing amendment, there has been no other change to the Compensation Policy as described in the Proxy Statement.

Ms. Olson does not beneficially own any shares of the Company’s common stock.

There is no arrangement or understanding between Ms. Olson and any other person pursuant to which Ms. Olson was appointed as a director. There are no transactions between the Company and Ms. Olson that would require disclosure under Item 404(a) of Regulation S-K.

Resignation of Joseph C. Cook III

On May 8, 2021, Joseph C. Cook III resigned from his position as a member of the Board, including each committee of the Board on which he was a member, to be effective immediately. Mr. Cook III’s resignation was not due to any disagreement with the Company on any matter related to operations, policies or practices. At the time of his resignation, Mr. Cook III served as a member of the Nominating and Corporate Governance Committee of the Board and the Audit Committee.

In connection with his resignation, the Company entered into an agreement with Mr. Cook III (the “Agreement”) to provide certain consulting services to the Company. The Agreement has a term expiring on December 31, 2021, subject to certain termination provisions and which may be extended upon mutual agreement of the parties. The sole consideration to Mr. Cook III under the Agreement is the continued vesting of his unvested stock options in accordance with their existing vesting provisions.

Voting Matters

You are not being asked to vote or ratify the appointment of Ms. Olson at the Annual Meeting. Ms. Olson, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.
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